PRIMCO MANAGEMENT, INC.

STOCK AWARDS PLAN

1.   Purpose.  The purpose of the Primco Management, Inc. Stock Awards Plan is to provide a means through which Primco Management, Inc., a Delaware corporation, and its subsidiaries, if any, may attract, retain and motivate employees, directors and persons affiliated with the Company, including, but not limited to, non-employee Consultants, and to provide a means whereby such persons can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.  A further purpose of the Plan is to provide such participants with additional incentive and reward opportunities designed to enhance the profitable growth and increase stockholder value of the Company.  To further align the interests of employees, directors and non-employee Consultants with those of the stockholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals.  The Plan is also intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successfully conduct of the Company’s business is largely dependent.  Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Awards, or any combination of the foregoing, as is best suited to the particular circumstances as provided herein.

2.   Definitions.  The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a)   “Affiliates” means any “parent corporation” of the Company and any “subsidiary” of the Company within the meaning of Code Sections 424(e) and (f), respectively, and any entity which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company.

(b)   “Award” means, individually or collectively, any Option, Restricted Stock Award, Phantom Stock Award or Stock Appreciation Right.

(c)   “Board” means the Board of Directors of the Company.

(d)   “Change of Control” means the occurrence of any of the following events: ‘

    (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly- owned subsidiary of the Company),

(ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company),

(iii) the Company is to be dissolved and liquidated,

(iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or

(v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

(e)   “Change of Control Value” shall mean

(i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction,

(ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii) if a Change of Control occurs other than pursuant (i) or (ii) above, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable.

In the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(f)   “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

(g)   “Committee” means the Board or any Compensation Committee of the Board which shall be constituted

(i) as to permit the Plan to comply with Rule 16b-3, and

(ii) solely of “outside directors,” within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder.

(h)   “Company” means Primco Management, Inc.

(i)   “Consultant” means any person which is a consultant or advisor to the Company and which is a natural person and who provides bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction for the Company, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(j)   “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(k)   An “employee” means any person (including an officer or a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code).

(l)   “1934 Act” means the Securities Exchange Act of 1934, as amended.

(m)   “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Stock

(i) reported by any interdealer quotation system on which the Stock is quoted on that date or

(ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported.

 If the Stock is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded.  In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(n)   “Holder” means a Participant who has been granted an Award.

(o)   “Incentive Stock Option” means an incentive stock option within the meaning of Section 422(b) of the Code.

(p)   “Nonqualified Stock Option” means an option granted under Section 7 of the Plan to purchase Stock that does not constitute an Incentive Stock Option.

(q)   “Option” means an Award granted under Section 7 of the Plan and includes both Incentive Stock Options to purchase Stock and Nonqualified Stock Options to purchase Stock.

(r)   “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

(s)   “Participant” means individually or collectively, an employee, member of the Board of Directors or person affiliated with the Company or any of its Affiliates, who participates in the Plan.

(t)   “Phantom Stock Award” means an Award granted under Section 10 of the Plan.

(u)   “Phantom Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

(v)   “Reload Option” means the grant of a new Option to a Holder who exercises an Option(s) as provided in Section 7(f) of the Plan.

(w)   “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

(x)   “Restricted Stock Award” means an Award granted under Section 9 of the Plan.

(y)   “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(z)   “Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the price designated in such Stock Appreciation Right.

(aa)   “Stock” means the Common Stock par value, $.001 per share, of the Company.

(bb)   “Stock Appreciation Right” means an Award granted under Section 8 of the Plan.

(cc)   “Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

3.   Effective Date and Term.  The Plan shall be effective upon its adoption by the Board, provided that the Plan has been or is approved by the stockholders of the Company within twelve months of its adoption by the Board.  No further Awards may be granted under the Plan on or after the date that is ten years following the effective date.  The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

4.   Administration.  The Plan shall be administered by the Board or by the Committee as authorized by the Board (hereinafter where the term “Committee” is used “Board” shall be substituted, if no Committee has been established).  Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which Participant shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, Nonqualified Option or Stock Appreciation Right shall be granted, the number of common shares which may be issued under each Option, Stock Appreciation Right or Restricted Stock Award, and the value of each Phantom Stock Award.  In making such determinations the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan.  Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect.  The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

5.   Shares Subject to the Plan.  Subject to Section 11, the aggregate number of common shares that may be issued under the Plan shall be 7,000,000 shares.  The Stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.  Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.  To the extent that an Award lapses or the rights of its Holder terminate or the Award is paid in cash, any shares of common stock subject to such Award shall again be available for the grant of an Award. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

6.   Eligibility.  Awards may be granted only to persons who, at the time of grant, are employees, members of the Board or persons affiliated with the Company or any of its Affiliates.  An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or a Nonqualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Phantom Stock Award or any combination thereof.

7.   Stock Options.

(a)  Option Period.  The term of each Option shall be as specified by the Committee at the date of grant.

(b)  Limitations on Exercise of Option.  An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c)  Special Limitations on Incentive Stock Options.  Incentive Stock Options may only be granted to employees of the Company and a parent or subsidiary thereof which is an Affiliate.  To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all “incentive stock option” plans of the Company and its parent and subsidiary corporations) exceeds $100,000, the Incentive Stock Options covering common shares in excess of $100,000 (but not Incentive Stock Options covering Stock up to $100,000) shall be treated as Nonqualified Stock Options as determined by the Committee.  The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the optionee of such determination as soon as practicable after such determination.  No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless

(i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and

(ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(d)  Option Agreement.  Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of common shares (plus cash if necessary) having a Fair Market Value equal to such option price. Payment in full or in part may also be made by reduction in the number of shares of common stock issuable upon the exercise of an Option, based on the Fair Market Value of the shares of common stock on the date the Option is exercised.  Each Option Agreement shall provide that the Option may not be exercised earlier than 30 days from the date of grant and shall specify the effect of termination of employment or service on the exercisability of the Option.  Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs

(i) an immediate market sale or margin loan respecting all or a part of the common shares to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the option price,

 (ii) the delivery of the shares of common stock from the Company directly to a brokerage firm and

 (iii) the delivery of the option price from the sale or margin loan proceeds from the brokerage firm directly to the Company.

Such Option Agreement may also include, without limitation, provisions relating to

 (i) vesting of Options, subject to the provisions hereof accelerating such vesting on a Change of Control,

(ii) tax matters (including provisions (y) permitting the delivery of additional common shares or the withholding of common shares from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements), and

 (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine.

The terms and conditions of the respective Option Agreements need not be identical.

(e)  Option Price and Payment.  The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such purchase price shall not be less than, in the case of Incentive Stock Options, the Fair Market Value of Stock subject to an Option on the date the Option is granted and (ii) such purchase price shall be subject to adjustment as provided in Section 11.  The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company.  The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

(f)  Reload Options.  The Committee shall have the authority to and, in its sole discretion may, specify at or after the time of grant of a Nonqualified Stock Option, that a Holder shall be automatically granted a Reload Option in the event such Holder exercises all or part of an original option within five years of the date of grant of the Original Option, by means of, in accordance with Section 7(d) of this Plan,

 (i) a cashless exercise,

 (ii) a reduction in the number of common shares issuable upon such exercise sufficient to pay the purchase price and the applicable withholding taxes, based on the Fair Market Value of the common shares on the date the Option is exercised, or

 (iii) surrendering to the Company already owned common shares in full or partial payment of the purchase price under the Original Option and the applicable withholding taxes.

The grant of Reload Options shall be subject to the availability of common shares under this Plan at the time of exercise of the Original Option and to the limits provided for in Section 5 of this Plan.  The Committee shall have the authority to determine the terms of any Reload Options granted.

(g)  Stockholder Rights and Privileges.  The Holder shall be entitled to all the privileges and rights of the stockholder only with respect to such common shares as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

(h)  Options and Rights in Substitution for Stock Options Granted by Other Corporations.  Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

8.  Stock Appreciation Rights.

(a)  Stock Appreciation Rights.  A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that the Stock Appreciation Right shall be cancelled when and to the extent the related Option is exercised and that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised.  Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee.  The Spread with respect to a Stock Appreciation Right shall be payable in cash, common shares with a Fair Market Value equal to the Spread or in a combination of cash and common shares, at the election of the Holder.  With respect to Stock Appreciation Rights that are subject to Section 16 of the 1934 Act, however, the Committee shall, except as provided in Section 11(c), retain sole discretion

(i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or a combination thereof) or

(ii) to approve an election by a Holder to receive cash in full or partial settlement of Stock Appreciation Rights.

Each Stock Appreciation Rights Agreement shall provide that the Stock Appreciation Rights may not be exercised earlier than 30 days from the date of grant and shall specify the effect of termination of employment on the exercisability of the Stock Appreciation Rights.

(b)  Other Terms and Conditions.  At the time of such Award, the Committee, may in its sole discretion, prescribe additional terms, conditions or restrictions relating to Stock Appreciation Rights, including but not limited to rules pertaining to termination of employment (by retirement, disability, death or otherwise) or termination of service of a Holder prior to the expiration of such Stock Appreciation Rights.  Such additional terms, conditions or restrictions shall be set forth in the Stock Appreciation Rights Agreement made in conjunction with the Award.  Such Stock Appreciation Rights Agreements may also include, without limitation, provisions relating to

 (i) vesting of Awards, subject to the provisions hereof accelerating vesting on a Change of Control,

 (ii) tax matters (including provisions covering applicable wage withholding requirements), and

(iii) any other matters not inconsistent with the terms and provisions of this Plan, that the Committee shall in its sole discretion determine.

The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical.

(c)  Award Price.  The award price of each Stock Appreciation Right shall be determined by the Committee, but such award price

 (i) shall not be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Section 7(c)), and

 (ii) shall be subject to adjustment as provided in Section 11.

(d)  Exercise Period.  The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

(e)  Limitations on Exercise of Stock Appreciation Right.  A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

 9.  Restricted Stock Awards.

(a)  Forfeiture Restrictions to be established by the Committee.  Shares of Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances.  The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon

(i) the attainment of business objectives established by the Committee that are based on

(1) the price of a common share,

(2) the Company’s earnings per share,

(3) the Company’s revenue,

(4) the revenue of a business unit of the Company designated by the

       Committee,

 (5) the return on stockholders’ equity achieved by the Company,

 (6) the Company’s pre-tax cash flow from operations, or

 (7) similar criteria established by the Committee,

 (ii) the Holder’s continued employment with the Company for a specified period of time, or

 (iii) other measurements of individual, business unit or Company performance.

Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.  The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 9(b) or Section 11.

(b)  Other Terms and Conditions.  Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award.  The Holder shall have the right to receive dividends with respect to Stock subject to a Restricted Stock Award, to vote Stock subject thereto and to enjoy all other stockholder rights, except that

 (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions shall have expired,

(ii) the Company shall retain custody of the Stock until the Forfeiture Restrictions shall have expired,

 (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions shall have expired, and

 (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement, shall cause a forfeiture of the Restricted Stock Award.

At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) or termination of service of a Holder prior to expiration of the Forfeiture Restrictions.  Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.  Such Restricted Stock Agreement may also include, without limitation, provisions relating to

 (i) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards,

(ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under Section 83(b) of the Code), and

 (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine.

The terms and conditions of the respective Restricted Stock Agreements need not be identical.

(c)  Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d)  Agreements.  At the time any Award is made under this Section 9, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Restricted Stock Agreements need not be identical.

10.  Phantom Stock Awards.

(a)  Phantom Stock Awards.  Phantom Stock Awards are rights to receive an amount equal to the Fair Market Value of Stock over a specified period of time, which vest over a period of time or upon the occurrence of an event (including without limitation a Change of Control) as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law).  Each Phantom Stock Award may have a maximum value established by the Committee at the time of such Award.

(b)  Award Period.  The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which or the event upon which the Award shall vest with respect to the Holder.

(c)  Awards Criteria.  In determining the value of Phantom Stock Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

(d)  Payment.  Following the end of the vesting period for a Phantom Stock Award, the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Stock or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion.  Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date.  Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee and as provided in the Phantom Stock Award Agreement.  If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

(e)  Termination of Employment or Service.  A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ or in the service of the Company at all times during the applicable vesting period, except as may be otherwise determined by the Committee or as set forth in the Award at the time of grant.

(f)  Agreements.  At the time any Award is made under this Section 10, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and such matters described in this Section 10 as the Committee may determine to be appropriate.  The terms and provisions of the respective agreements need not be identical.

11.  Recapitalization and Reorganization.

(a)   The shares with respect to which Awards may be granted are common shares as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation by the Company of the common shares, then the number of common shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

(b)   If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted, the Holder shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of common shares then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of common shares then covered by such Award.

(c)   In the event of a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable.  The Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award other than an Option outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over the exercise price, if any, applicable to the Award. Further, in the event of a Change of Control, the Committee, in its discretion shall act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and which may vary among Options held by any individual Holder:

(i) determine a limited period of time on or before a specified date (before or after such Change of Control) after which specified date all unexercised Options and all rights of Holders thereunder shall terminate,

(ii) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares,

(iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or

(iv) provide that thereafter upon any exercise of an Option theretofore granted the Holder shall be entitled to purchase under such Option, in lieu of the number of common shares then covered by such Option the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Holder has been the holder of record of the number of common shares then covered by such Option.

The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

(d)   In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 11, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of common shares or other consideration subject to such Awards.  In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e)   The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(f)   Any adjustment provided for in Subparagraphs (a), (b), (c) or (d) above shall be subject to any required stockholder action.

(g)   Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore or the granting of any later Awards under the Plan or any other stock plan, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of common shares subject to Awards theretofore granted or the purchase price per share, if applicable.

12.  Amendment and Termination.  The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted.  The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

13.  Miscellaneous.

(a)  No Right to An Award.  Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give a Participant any right to be granted an Award to purchase Stock, a right to a Stock Appreciation Right, a Restricted Stock Award or a Phantom Stock Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement or Phantom Stock Award Agreement on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b)  No Employment Rights Conferred.  Nothing contained in the Plan shall

 (i) confer upon any Participant any right to continue as an employee or person affiliated with the Company or any subsidiary or

 (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment or consulting arrangement at any time.

(c)  Other Laws; Withholding.  The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional common shares shall be delivered, nor shall any cash in lieu of fractional shares be paid.  The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d)  No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(e)  Restrictions on Transfer.  Except as otherwise determined by the Committee in cases other than in connection with Incentive Stock Options, an Award shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

(f)  Rule 16b-3.  It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3.  If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(g)  Section 162(m).  If the Plan is subject to Section 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Options and Stock Appreciation Rights granted hereunder and, if determined by the Committee, Restricted Stock Awards, shall constitute “performance-based” compensation within the meaning of such section.  If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder.

(h)  Governing Law.  This Plan shall be construed in accordance with the laws of the state of Delaware.

14.  Burden and Benefit.  The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant, his executives or administrators, heirs, and personal and legal representatives.

Dated the 24th day of June 2013, as amended the 9th day of April, 2014.

Primco Management, Inc.

By: /s/ David Michery

David Michery, CEO

EXHIBIT A

FORM OF GRANT OF OPTION PURSUANT TO THE

PRIMCO MANAGEMENT, INC. STOCK AWARDS PLAN

Primco Management, Inc., a Delaware corporation, hereby grants to __________________________ an option to purchase ___________ shares of common stock, $.001 par value of the Company at the purchase price of $______ per share in accordance with and subject to the terms and conditions of the Primco Management, Inc. Stock Awards Plan.  This option is exercisable in whole or in part, and upon payment in cash or cancellation of fees, or other form of payment acceptable to the Company, to the offices of the Company at 2211 Elliott Avenue, Suite 200, Seattle, WA 98121.  This Grant of Option form supersedes and replaces any prior notice of option grant, description of vesting terms or similar documents previously delivered to Optionee for options granted on the date stated below.

Unless otherwise set forth in a separate employment or consulting agreement executed prior to ___________________, in the event that Optionee's employee or consultant status with the Company or any of its subsidiaries ceases or terminates for any reason whatsoever, including, but not limited to, death, disability, or voluntary or involuntary cessation or termination, this Grant of Option shall terminate with respect to any portion of this Grant of Option that has not vested prior to the date of cessation or termination of employee or consultant status, as determined in the sole discretion of the Company.  In the event of termination for cause, this Grant of Option shall immediately terminate in full with respect to any un-exercised options, and any vested but un-exercised options shall immediately expire and may not be exercised. Unless otherwise set forth in a separate employment or consulting agreement, vested options must be exercised within one (1) year after the date of termination (other than for cause), notwithstanding the Expiration Date set forth above.

Subject to the preceding paragraph, this Grant of Option, or any portion hereof, may be exercised only to the extent vested per the attached schedule, and must be exercised by Optionee no later than ______________________ (the "Expiration Date") by

 (i) notice in writing, sent by facsimile copy to the Company at its address set forth above; and

 (ii) payment of the Purchase Price of a minimum of $2,000 (unless the Purchase price for the exercise of all vested options available to be exercised totals less than $2,000) pursuant to the terms of this Grant of Option and the Company's Employee Benefit and Consulting Services Compensation Plan.  Any portion of this Grant of Option that is not exercised on or before to the Expiration Date shall lapse.  The notice must refer to this Grant of Option, and it must specify the number of shares being purchased, and recite the consideration being paid therefor.  Notice shall be deemed given on the date on which the notice is delivered to the Company by facsimile transmission bearing an authorized signature of Optionee.

This Option shall be considered validly exercised once payment therefore has cleared the banking system or the Company has issued a credit memo for services in the appropriate amount, or receives a duly executed acceptable promissory note, if the Option is granted with deferred payment, and the Company has received written notice of such exercise.

If Optionee fails to exercise this Option in accordance with this Agreement, then this Agreement shall terminate and have no force and effect, in which event Optionor and Optionee shall have no liability to each other with respect to this Grant of Option.

This Option may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The validity, construction and enforceability of this Grant of Option shall be construed under and governed by the laws of the State of Delaware, without regard to its rules concerning conflicts of laws, and any action brought to enforce this Grant of Option or resolve any controversy, breach or disagreement relative hereto shall be brought only in a court of competent jurisdiction in the State of Delaware.

Unless otherwise set forth in a separate employment or consulting agreement, the shares of stock issuable upon exercise of the Option are not subject to adjustment due to any changes in the capital structure of the Company as set forth in Section 15 of the Plan.  Further, the Underlying Shares may not be sold, exchanged, assigned, transferred or permitted to be transferred, whether voluntarily, involuntarily or by operation of law, delivered, encumbered, discounted, pledged, hypothecated or otherwise disposed of until

 (i) the Underlying Shares have been registered with the Securities and Exchange Commission pursuant to an effective registration statement on Form S-8, or such other form as may be appropriate, in the discretion of the Company; or

 (ii) an Opinion of Counsel, satisfactory to the Company, has been received, which opinion sets forth the basis and availability of any exemption for resale or transfer from federal or state securities registration requirements.

The Underlying Shares ___________________ [insert appropriate language: "have" or "have not"] been registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-8.

This Grant of Option relates to options granted on____________________, 20___.

Primco Management, Inc.

BY THE BOARD OF DIRECTORS OR A SPECIAL COMMITTEE THEREOF

NOT FOR EXECUTION

By:

________________________

NOT FOR EXECUTION

By:

________________________

NOT FOR EXECUTION

By:

________________________

OPTIONEE:

NOT FOR EXECUTION

________________________

Primco Management, Inc. Stock Awards Plan

Grant of Option Pursuant to the Primco Management, Inc. Stock Awards Plan dated June 24, 2013, as amended April 9, 2015.

OPTIONEE:

_______________________

OPTIONS GRANTED:

________________________

PURCHASE PRICE:

 $_______ per Share

DATE OF GRANT:  _________________________

EXERCISE PERIOD:   ________ to  ____________

EXERCISED TO DATE:  _______________________ INCLUDING THIS EXERCISE

BALANCE TO BE EXERCISED:  _______________________

FORM OF SUBSCRIPTION

(TO BE SIGNED ONLY UPON EXERCISE OF THE OPTION)

TO:  Primco Management, Inc. ("Optionor")

         The undersigned, the holder of the Option described above, hereby irrevocably elects to exercise the purchase rights represented by such Option for, and to purchase thereunder, ___________ shares of the Common Stock of Primco Management, Inc., and herewith makes payment of _____________ therefor. Optionee requests that the certificates for such shares be issued in the name of Optionee and be delivered to Optionee at the address of ________________________________________________, and if such shares shall not be all of the shares purchasable hereunder, represents that a new Subscription of like tenor for the appropriate balance of the shares, or a portion thereof, purchasable under the Grant of Option pursuant to the Primco Management, Inc. Stock Awards Plan, be delivered to Optionor when and as appropriate.

OPTIONEE:

NOT FOR EXECUTION

_______________________

Date:  __________________

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